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              [LETTERHEAD OF MANATT PHELPS PHILLIPS APPEARS HERE]


November 9, 1999

                                                                     EXHIBIT 5.1

SonicWALL, Inc.
1160 Bordeaux Drive
Sunnyvale, California 94089

     Re:  Registration Statement on Form S-1

Ladies and Gentlemen:

          We have acted as counsel to SonicWALL, Inc., a California corporation (the "Company") and certain shareholders of the Company (the "Selling Shareholders") in connection with the underwritten public offering (the "Offering") by the Company of 4,000,000 shares (the "Firm Shares") of the Company's common stock, no par value, (the "Common Stock") and an additional 600,000 shares (the "Additional Shares") of Common Stock, which may be purchased by the underwriters under an option to be granted to them by the Selling Shareholders to cover over-allotments, if any, pursuant to proposed terms of an Underwriting Agreement (the "Underwriting Agreement") to be entered into by and among the Company, the Selling Shareholders and Bear, Stearns & Co. Inc., Hambrecht & Quist LLC and Thomas Weisel Partners LLC (collectively, the "Underwriters"). The Firm Shares and any Additional Shares purchased by the Underwriters are referred to herein as the "Shares."

          In rendering the opinions contained herein, we have examined the originals or copies of such documents as we deemed necessary for purposes of this opinion, including but not limited to the following:

      1. Amended and Restated Articles of Incorporation of the Company, as amended to date;

      2.  Bylaws of the Company as amended to date;

      3. Registration Statement on Form S-1 (File No. 333-85997) of the Company and Amendments No. 1, No. 2, No. 3, No. 4 and No. 5 thereto, including exhibits thereto, (collectively, the "Registration Statement"); and

      4. Records of proceedings of the Board of Directors and the shareholders of the Company pertaining to the issuance of the Shares.

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SonicWALL, Inc.
November 9, 1999
Page 2


          In rendering the opinions expressed below, we have relied as to certain factual matters upon certificates and communications executed by officers of the Company and also of governmental authorities. We did not independently verify such matters.

          With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

         Based upon and subject to the foregoing, we are of the opinion that the issuance and sale of the Shares have been duly authorized and, when issued and delivered against payment therefor as provided in the Underwriting Agreement, the Firm Shares will be validly issued by the Company, fully paid and nonassessable. The Additional Shares are validly issued, fully paid and nonassessable.

          This opinion is limited to the current laws of the state of California and the federal law of the United States of America, to present judicial interpretations thereof and to facts as they presently exist. We have no obligation to revise or supplement this opinion if the current laws of the State of California or the federal law of the United States of America are changed by legislative action, judicial decision or otherwise.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of this firm under the heading "Legal Matters" in the Prospectus constituting a part of the Registration Statement.

                                 Respectfully submitted,

                                 /s/ Manatt, Phelps + Phillips, LLP

                                 MANATT, PHELPS & PHILLIPS, LLP